Exhibit 99.2

Perma-Fix Reports 34% Increase in Revenue to $30.2 Million and
$1.4 Million of Net Income Attributable to Common Stockholders for the Third Quarter of 2020

ATLANTA – November 5, 2020 – Perma-Fix Environmental Services, Inc. (“Perma-Fix” or the “Company”) (NASDAQ: PESI) today announced results for the third quarter and nine months ended September 30, 2020.

Third Quarter 2020 Financial Highlights:

●	Revenue for the third quarter of 2020 increased 33.9% to $30.2 million versus $22.5 million for the same period last year

●	Services Segment revenue for the third quarter of 2020 increased 85.5% to $23.1 million versus $12.4 million for the same period last year

●	Treatment Segment revenue for the third quarter of 2020 was $7.1 million versus $10.1 million for the same period last year

●	Gross profit for the third quarter of 2020 was $4.8 million versus $5.2 million for the same period last year

●	Achieved net income attributable to common stockholders of $1.4 million, or $0.12 per share (both basic and diluted) for the third quarter of 2020, compared to $1.8 million, or $0.15 per share (both basic and diluted) for the same period last year

●	Generated adjusted EBITDA (defined below) of $2.0 million compared to $2.4 million for the same period last year (see reconciliation to GAAP below)

Mark Duff, President & CEO, stated, “We continue to experience growth within our Services Segment, as revenue nearly doubled versus the same period last year and we have maintained a solid sales pipeline. We also achieved profitability for the third quarter of 2020, which was accomplished despite delayed waste shipments within our Treatment Segment directly related to the impact of COVID-19 including generator shutdowns and limited sustained operations, as well as a transition to new prime contractors at certain U.S. Department of Energy (DOE) sites. Nevertheless, we believe these impacts are temporary, and we remain optimistic about our growth strategy for next year, as we pursue new and potentially lucrative waste streams, as well as broaden our client base, including both commercial and international business.”

COVID-19

The Company continues to make adjustments and implement additional precautions necessary to limit the impact of the COVID-19 pandemic on its ongoing operations. All of the projects within the Services Segment that were previously shutdown have recommenced since the latter part of the second quarter of 2020. The Company’s Treatment Segment continues to see delays in waste shipments from certain customers due to continued impacts of COVID-19. As the situations surrounding COVID-19 remain fluid, the full impact and extent of the pandemic on the Company’s financial results cannot be estimated with any degree of certainty.

Financial Results

Revenue for the third quarter of 2020 was $30.2 million versus $22.5 million for the same period last year. Revenue from the Services Segment was $23.1 million versus $12.4 million for the same period in 2019. The increase in Services Segment revenues was attributed to more project work. Revenue for the Treatment Segment was $7.1 million for the third quarter of 2020, as compared to $10.1 million for the same period in 2019. The revenue decrease in the Treatment segment was the result of reduced volume as well as lower averaged price which is impacted by waste mix.

Gross profit for the third quarter of 2020 was $4.8 million versus $5.2 million for the third quarter of 2019. The decrease in gross profit was entirely within our Treatment Segment where gross profit decreased by approximately $2.2 million due to lower waste volume and lower averaged price waste as discussed above. Services Segment gross profit increased by approximately $1.8 million from more project work.

Operating income for the third quarter of 2020 was $1.3 million versus an operating income of $2.0 million for the third quarter of 2019. Net income attributable to common stockholders for the third quarter of 2020 was $1.4 million as compared to $1.8 million for the third quarter of 2019. Net income per common share (both basic and diluted) was $0.12 for the third quarter of 2020 versus $0.15 per common share for the third quarter of 2019.

The Company recorded Adjusted EBITDA of $2.0 million from continuing operations during the quarter ended September 30, 2020, as compared to Adjusted EBITDA of $2.4 million for the same period of 2019. The Company defines EBITDA as earnings before interest, taxes, depreciation and amortization. Adjusted EBITDA is defined as EBITDA before research and development costs related to the Medical Isotope project and closure costs accrued for the Company’s East Tennessee Materials and Energy Corporation (“M&EC”) subsidiary. Both EBITDA and Adjusted EBITDA are not measures of performance calculated in accordance with Generally Accepted Accounting Principles in the United States of America (“GAAP”), and should not be considered in isolation of, or as a substitute for, earnings as an indicator of operating performance or cash flows from operating activities as a measure of liquidity. The Company believes the presentation of EBITDA and Adjusted EBITDA is relevant and useful by enhancing the readers’ ability to understand the Company’s operating performance. The Company’s management utilizes EBITDA and Adjusted EBITDA as a means to measure performance. The Company’s measurements of EBITDA and Adjusted EBITDA may not be comparable to similar titled measures reported by other companies. The table below reconciles EBITDA and Adjusted EBITDA, both non-GAAP measures, to GAAP numbers for income from continuing operations for the three and nine months ended September 30, 2020 and 2019.

	(Unaudited)		(Unaudited)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(In thousands)	2020	2019	2020	2019
Income from continuing operations	$1,481	$1,895	$3,049	$1,719

Adjustments:
Depreciation & amortization	478	328	1,189	968
Interest income	(28)	(77)	(112)	(265)
Interest expense	87	99	306	293
Interest expense - financing fees	58	69	187	139
Income tax (benefit) expense	(133)	55	(128)	99
Loss on extinguishment of debt	—	—	27	—

EBITDA	1,943	2,369	4,518	2,953

Research and development costs related to
Medical Isotope project	81	74	221	228
Closure costs accrued for M&EC subsidiary	—	—	—	330

Adjusted EBITDA	$2,024	$2,443	$4,739	$3,511

The tables below present certain unaudited financial information for the business segments, excluding allocation of corporate expenses:

	Three Months Ended			Nine Months Ended
	September 30, 2020			September 30, 2020
	(Unaudited)			(Unaudited)
(In thousands)	Treatment	Services	Medical	Treatment	Services	Medical
Net revenues	$7,066	$23,106	$—	$24,469	$52,610	$—
Gross profit	1,094	3,656	—	5,533	7,167	—
Segment profit (loss)	450	2,811	(81)	2,742	5,160	(221)

	Three Months Ended			Nine Months Ended
	September 30, 2019			September 30, 2019
	(Unaudited)			(Unaudited)
(In thousands)	Treatment	Services	Medical	Treatment	Services	Medical
Net revenues	$10,081	$12,454	$—	$30,079	$21,299	$—
Gross profit	3,338	1,819	—	8,921	2,008	—
Segment profit (loss)	2,189	1,193	(74)	5,632	318	(228)

Conference Call

Perma-Fix will host a conference call at 11:00 a.m. ET on Thursday, November 5, 2020. The call will be available on the Company’s website at www.perma-fix.com, or by calling 844-407-9500 for U.S. callers, or +1 862-298-0850 for international callers. The conference call will be led by Mark J. Duff, Chief Executive Officer, Dr. Louis F. Centofanti, Executive Vice President of Strategic Initiatives, and Ben Naccarato, Executive Vice President and Chief Financial Officer of Perma-Fix Environmental Services, Inc.

A webcast will also be archived on the Company’s website and a telephone replay of the call will be available approximately one hour following the call, through 11:00 a.m. Eastern Time on November 12, 2020, and can be accessed by calling: 877-481-4010 for U.S. callers, or +1 919-882-2331 for international callers and entering conference ID: 38509.

About Perma-Fix Environmental Services

Perma-Fix Environmental Services, Inc. is a nuclear services company and leading provider of nuclear and mixed waste management services. The Company’s nuclear waste services include management and treatment of radioactive and mixed waste for hospitals, research labs and institutions, federal agencies, including the DOE, the U.S Department of Defense (DOD), and the commercial nuclear industry. The Company’s nuclear services group provides project management, waste management, environmental restoration, decontamination and decommissioning, new build construction, and radiological protection, safety and industrial hygiene capability to our clients. The Company operates four nuclear waste treatment facilities and provides nuclear services at DOE, DOD, and commercial facilities, nationwide.

Please visit us at http://www.perma-fix.com.

This press release contains “forward-looking statements” which are based largely on the Company’s expectations and are subject to various business risks and uncertainties, certain of which are beyond the Company’s control. Forward-looking statements generally are identifiable by use of the words such as “believe”, “expects”, “intends”, “anticipate”, “plans to”, “estimates”, “projects”, and similar expressions. Forward-looking statements include, but are not limited to: growth strategy next year; sales pipeline; delayed waste shipments; and impact of the pandemic on the Company. These forward-looking statements are intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. While the Company believes the expectations reflected in this news release are reasonable, it can give no assurance such expectations will prove to be correct. There are a variety of factors which could cause future outcomes to differ materially from those described in this release, including, without limitation, future economic conditions; industry conditions; competitive pressures; our ability to apply and market our new technologies; the government or such other party to a contract granted to us fails to abide by or comply with the contract or to deliver waste as anticipated under the contract; inability to win bid projects; that Congress fails to provides continuing funding for the DOD’s and DOE’s remediation projects; inability to obtain new foreign and domestic remediation contracts; inability to meet financial covenants; impact of COVID-19; and the “Risk Factors” discussed in, and the additional factors referred to under “Special Note Regarding Forward-Looking Statements” of, our 2019 Form 10-K and Forms 10-Q for quarters ended March 31, 2020, June 30, 2020 and September 30, 2020. The Company makes no commitment to disclose any revisions to forward-looking statements, or any facts, events or circumstances after the date hereof that bear upon forward-looking statements.

Please visit us on the World Wide Web at http://www.perma-fix.com.

FINANCIAL TABLES FOLLOW

Contacts:

David K. Waldman-US Investor Relations

Crescendo Communications, LLC

(212) 671-1021

Herbert Strauss-European Investor Relations

herbert@eu-ir.com

+43 316 296 316

PERMA-FIX ENVIRONMENTAL SERVICES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(Amounts in Thousands, Except for Per Share Amounts)	2020	2019	2020	2019

Net revenues	$30,172	$22,535	$77,079	$51,378
Cost of goods sold	25,422	17,378	64,379	40,449
Gross profit	4,750	5,157	12,700	10,929

Selling, general and administrative expenses	3,308	2,945	8,935	8,548
Research and development	157	165	598	615
Loss on disposal of property and equipment	—	4	27	3
Income from operations	1,285	2,043	3,140	1,763

Other income (expense):
Interest income	28	77	112	265
Interest expense	(87)	(99)	(306)	(293)
Interest expense-financing fees	(58)	(69)	(187)	(139)
Other	180	(2)	189	222
Loss on debt extinguishment of debt	—	—	(27)	—
Income from continuing operations before taxes	1,348	1,950	2,921	1,818
Income tax (benefit) expense	(133)	55	(128)	99
Income from continuing operations, net of taxes	1,481	1,895	3,049	1,719

Loss from discontinued operations, net of taxes of $0	(67)	(156)	(266)	(424)
Net income	1,414	1,739	2,783	1,295

Net loss attributable to non-controlling interest	(32)	(29)	(87)	(90)

Net income attributable to Perma-Fix Environmental
Services, Inc. common stockholders	$1,446	$1,768	$2,870	$1,385

Net income (loss) per common share attributable to Perma-Fix
Environmental Services, Inc. stockholders - basic:
Continuing operations	$.13	$.16	$.26	$.15
Discontinued operations	(.01)	(.01)	(.02)	(.03)
Net income per common share	$.12	$.15	$.24	$.12

Net income (loss) per common share attributable to Perma-Fix
Environmental Services, Inc. stockholders - diluted:
Continuing operations	$.13	$.16	$.25	$.15
Discontinued operations	(.01)	(.01)	(.02)	(.04)
Net income per common share	$.12	$.15	$.23	$.11

Number of common shares used in computing net income per share:
Basic	12,145	12,070	12,134	12,029
Diluted	12,371	12,123	12,337	12,061

PERMA-FIX ENVIRONMENTAL SERVICES, INC.

CONSOLIDATED BALANCE SHEET

	September 30,	December 31,
	2020	2019
(Amounts in Thousands, Except for Share and Per Share Amounts)	(Unaudited)	(Audited)

ASSETS
Current assets:
Cash	$4,811	$390
Account receivable, net of allowance for doubtful accounts of $432 and $487, respectively	13,442	13,178
Unbilled receivables	14,366	7,984
Other current assets	4,388	3,470
Assets of discontinued operations included in current assets	17	104
Total current assets	37,024	25,126

Net property and equipment	17,896	16,576
Property and equipment of discontinued operations	81	81

Operating lease right-of-use assets	2,353	2,545

Intangibles and other assets	22,127	22,151
Other assets related to discontinued operations	—	36
Total assets	$79,481	$66,515

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$29,085	$24,106
Current liabilities related to discontinued operations	919	994
Total current liabilities	30,004	25,100

Long-term liabilities	16,915	11,935
Long-term liabilities related to discontinued operations	250	244
Total liabilities	47,169	37,279
Commitments and Contingencies
Stockholders’ equity:
Preferred Stock, $.001 par value; 2,000,000 shares authorized, no shares issued and outstanding	—	—
Common Stock, $.001 par value; 30,000,000 shares authorized, 12,152,363 and 12,123,520 shares issued, respectively; 12,144,721 and 12,115,878 shares outstanding, respectively	12	12
Additional paid-in capital	108,790	108,457
Accumulated deficit	(74,445)	(77,315)
Accumulated other comprehensive loss	(251)	(211)
Less Common Stock held in treasury, at cost: 7,642 shares	(88)	(88)
Total Perma-Fix Environmental Services, Inc. stockholders’ equity	34,018	30,855
Non-controlling interest in subsidiary	(1,706)	(1,619)
Total stockholders’ equity	32,312	29,236

Total liabilities and stockholders’ equity	$79,481	$66,515